Exhibit 10.01

[**** Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed ****]

AMENDED AND RESTATED AGREEMENT

This AMENDED AND RESTATED AGREEMENT (this “Agreement”), entered into this 21st day of December 2023, is by and between IDT Corporation, a Delaware corporation (the “Company”), and Abilio Pereira, an individual (the “Employee”).

WHEREAS, the Employee has been employed as President and Chief Operations Officer of the Company pursuant to the terms of an agreement between the Company and the Employee dated as of December 5, 2017 (the “Prior Agreement”);

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the continued employment of the Employee in accordance with the terms and conditions provided herein;

WHEREAS, the Employee wishes to continue to perform services for the Company in accordance with the terms and conditions provided herein; and

WHEREAS, the parties desire to amend and restate the Prior Agreement, with effect beginning on November 1, 2023 (the “Effective Date”) as follows:

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Prior Agreement. For all purposes (i) related to the period up to 11:59 p.m. on November 30, 2023, the Prior Agreement shall remain in full force and effect, and (ii) related to the period beginning on the Effective Date and continuing through January 31, 2027 (the “Scheduled Term Expiration”), except as expressly provided herein, the Prior Agreement shall be of no further force or effect and the terms hereof shall govern the employment relationship between the Company and the Employee and the other matters covered hereby.

2. Terms of Employment.

(a) Term – Employee’s employment shall continue through and terminate on January 31, 2027, or upon the Employee’s earlier death, or other termination of employment pursuant to Section 3 hereof.

(b) Title - President and Chief Operating Officer of the Company and in such other capacities as shall be designated by the Chief Executive Officer (the “CEO”) or Chairman (the “Chairman”) of the Company and agreed to by the Employee from time to time.

(c) Time Commitment – full time.

(d) Reporting Relationship - Employee shall report directly to the CEO.

(e) Duties - all duties as reasonably required by the CEO and the Chairman not materially inconsistent with the customary role of a Chief Operating Officer.

(f) Base compensation - annual base salary of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), payable in accordance with the Company’s standard payroll practices and less applicable taxes and customary withholdings.

(g) Bonus – annual discretionary target bonus (prior to any reduction by operation of the following proviso) of THREE HUNDRED THOUSAND DOLLARS ($300,000.00), based on performance and as approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), provided that the amount to be paid in respect of any discretionary bonus approved by the Compensation Committee (whether such amount is less than, equal to or greater than the target) shall be reduced by ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) in any year.

(h) Equity Grants – (a) Within thirty (30) days following the Effective Date, the Company will grant to the Employee twenty three thousand five hundred (23,500) deferred stock units (“DSUs”) pursuant to the IDT 2022 Growth Program (under Company’s 2015 Stock Option and Incentive Plan, as amended and restated (the “Plan”), and, except as otherwise provided for herein, subject to the same vesting, base price and other provisions of prior grants under such program) (the “Growth Program DSUs”); (b) no later than January 31, 2024, the Company will grant to the Employee 50,000 restricted shares of Class B common stock of net2phone 2.0, Inc. (“n2p”), representing one half of one percent (.5%) of the outstanding common stock of n2p as of the date of grant (the “n2p RS Grant”); (c) within thirty (30) days following the Effective Date, the Company will grant to the Employee, pursuant to the net2phone 2.0 2022 Equity Incentive Plan, an award of deferred stock units representing an additional zero point three thousand eight hundred seventy-five percent (0.3875%) of the outstanding stock of n2p (subject to the same vesting conditions and other terms and conditions as other awards made pursuant to that plan); and (d) in the event the Company effectuates a broad-based equity grant for its employees, the Employee will be entitled to participate on a level commensurate with other employees (in the judgment of the Company and as approved by the Compensation Committee of the Board of Directors of the Company).

(i) In the event that the Company sells or effectuates a spin-off of its interest in n2p, any equity in n2p granted to the Employee hereunder would be treated commensurate with similar interests in n2p. The n2p RS Grant will not be subject to dilution in respect of the capitalization or conversion of any indebtedness of n2p that is outstanding on the Effective Date.

(j) Contingent Bonus – Following the determination that any of the following milestones (each a “Milestone”) has occurred prior to the Scheduled Term Expiration, the Employee will be eligible for a Contingent Bonus:

a.	the Money Remittance Business (as defined below) generates revenue of [***];
b.	the Money Remittance Business generates revenue of [***] (the “Second Remittance Milestone”);
c.	the EBITDA less CapEx (as defined below) of the Core Business (as defined below) for the twelve (12) months ended January 31, 2027 is [***];
d.	The EBITDA less CapEx of the Core business for any four (4) consecutive fiscal quarters of the Company beginning with the quarter ending on October 31, 2023 through the Scheduled Term Expiration is [***].

With respect to any two Milestones (regardless of order of occurrence or listing above) whose conditions are satisfied, the Employee will receive, at his option (Employee’s election to exercise his option to make the following selection, a “Bonus Form Election”), either (i) a grant of a number of shares of the Company’s Class B common stock equal to the Share Number, which will be granted under the 2015 Plan (or any successor plan thereto) within thirty (30) days following determination that the Milestone has been met (a “Determination Date”), which shares shall vest in full upon grant, or (ii) a cash payment of ONE MILLION DOLLARS ($1,000,000) to be paid in three (3) substantially equal installments, the first such installment to be paid within thirty (30) days following the relevant Determination Date and the remaining installments on the first and second anniversaries of such Determination Date (all future payments of cash in respect of Contingent Bonuses earned during the Term, if any, the “Delayed Cash Contingent Bonus Payments”) .. Within seven (7) days following a Determination Date (unless Employee shall, prior thereto, have made two Bonus Form Elections) Employee shall provide written notice to the Company of his determination whether to make a Bonus Form Election in respect of such Milestone and, if so, what form of payment he has elected.

With respect to any Milestones whose conditions are satisfied and in respect of which Employee does not make a Bonus Form Election, the Employee will receive, at the Company’s option, (i) a grant of a number of shares of the Company’s Class B common stock with value (based on the average of the closing prices for the Class B common stock on its principal trading market for the ten (10) trading days preceding the date of grant) of ONE MILLION DOLLARS ($1,000,000), which will be granted under the 2015 Plan (or any successor plan thereto) within thirty (30) days following the relevant Determination Date, which shares shall vest in full upon grant, or (ii) a cash payment of ONE MILLION DOLLARS ($1,000,000) to be paid in three (3) substantially equal installments, the first such installment to be paid within thirty (30) days following the relevant Determination Date and the remaining installments on the first and second anniversaries of such Determination Date.

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For purposes of this Section 2(j), the following terms shall have the following definitions:

“Share Number” shall mean 39,155, such number to be ratably increased upon a spin-off or similar transaction consummated by the Company prior to the relevant Determination Date. Any such increase to be determined in good faith by the Company to reflect the relative fair market values of the Company’s Class B common stock and the common stock of the entity that is the subject of the spin-off or similar transaction promptly following consummation of the spin-off or other transaction;

“Money Remittance Business” shall mean the following business units operated by the Company and its subsidiaries: Boss Money, [***] or any names under which such business units may be operated. Exhibit A contains information regarding recent performance of the operations included within the Money Remittance Business.

“EBITDA less CapEx” means (i) the Adjusted EBITDA (as reported by the Company in its regular earnings release for the relevant period) minus (ii) capital expenditures made by the Company for such period.

“Core Business” means those business units that comprise the Company’s Traditional Communications and Fintech segments as of the Effective Date, expressly excluding the net2phone and NRS segment, the Gibraltar-based bank and those items reflected in Corporate. Exhibit B contains information regarding recent performance of the operations included within the Core Business.

3. Termination. The Employee’s employment hereunder may be terminated without breach of this Agreement as follows:

(a) Death; Disability. The Employee’s employment hereunder shall terminate upon his death or, as permitted by law, “Disability” (as hereinafter defined). Upon any such termination, the Employee (or, in the event of his death, his estate) shall receive or retain as the case may be (all of the items in clauses (i)-(vi) below, the “Post-Employment Compensation”):

(i) all accrued compensation, including salary and bonus through the date of termination (“Accrued Compensation”);

(ii) all vested portions of equity awards and DSU’s as provided for in the relevant plans and agreements pursuant to which such awards were granted;

(iii) any Contingent Bonus for any Milestone(s) that has(ve) been satisfied prior to the date of termination of employment but is (are) unpaid as of the date of termination of employment, and on each due date thereafter, all Delayed Cash Contingent Bonus Payments related to such Milestone(s), if any (“Earned Contingent Bonus”);

(iv) the Vested Portion of any Contingent Bonus(es) for a Milestone (or Milestones) that is (are) satisfied between the date of termination of Employee’s employment and January 31, 2027, and on each due date thereafter, all Delayed Cash Contingent Bonus Payments related to such Milestone(s), if any; As used herein, the “Vested Portion” of a Contingent Bonus shall mean one million dollars ($1,000,000) multiplied by a fraction, (1) the numerator of which is the number of full months between August 1, 2023 and the date the Employee’s employment is terminated and (2) the denominator of which is the number of full months between August 1, 2023 and the Determination Date with respect to the relevant Milestone(s).

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(v) all Delayed Cash Contingent Bonus Payments in respect of Milestones whose conditions were satisfied prior to termination of Employee’s employment;

(vi) all Growth Program DSUs (including any that are subject to a delayed vesting under the terms of that program);

(vii) a payment equal to EIGHT HUNDRED THOUSAND DOLLARS ($800,000.00) (less any required deductions or withholding) (such payment as set forth in subsection (iv) only, the “(the “Death/Disability Benefit”). As a condition to receiving the Death/Disability Benefit, the Employee (or his estate, as the case may be) will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”) within thirty (30) days after the date of termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law and such 30-day or extended period, as applicable, the “Release Execution Period”) and not revoke the Release Agreement. Subject to Section 13 hereof, the Death/Disability Benefit will be paid one-half (1/2) within ten (10) days of the effective date of the Release Agreement (provided that the Release Agreement shall not have been revoked by the Employee (or his estate as the case may be) prior thereto), and one-half (1/2) in equal payments over the six (6) month period following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period. Notwithstanding anything contained herein to the contrary, during any period that the Employee is unable to perform the Employee’s duties because of a physical or mental illness, the Company shall not be obligated to pay any compensation or other amounts to the Employee except as otherwise required by Company policy or applicable law.

(b) Cause; Resignation Without Good Reason. The Company may terminate the Employee’s employment hereunder for “Cause” (as hereinafter defined) or the Employee may resign from his position with the Company without “Good Reason” (as hereinafter defined). For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder (i) upon the Employee’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof, (ii) upon the Employee’s commission of fraud, embezzlement or gross negligence, (iii) upon the Employee’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) that is within his material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the CEO, Chairman, or Board after written notice has been delivered to the Employee by the Company, which notice specifically identifies the manner in which the Employee has not substantially performed his duties, and the Employee’s failure to substantially perform his duties is not cured within fifteen (15) business days after notice of such failure has been given to the Employee; (iv) upon any misrepresentation by the Employee of a material fact to or concealment by the Employee of a material fact from the Board, the CEO, the Chairman, and/or the general counsel of the Company; or (v) upon any material violation of the Company’s rules, policies or procedures, including without limitation, the Code of Conduct. For purposes of this Section 3(b), no act or failure to act on the Employee’s part shall be deemed “willful” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s act, or failure to act, was in the best interest of the Company.

If the Company terminates the Employee’s employment for Cause, or if the Employee shall resign from the Company without Good Reason, then (i) any unvested stock options, or other unvested equity incentive awards (including the Equity Grant) shall terminate, and (ii) the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, provided that the Employee shall (A) be entitled to receive (1) Accrued Compensation through the Date of Termination, and (2) any Earned Contingent Bonus, and on each due date thereafter, all Delayed Cash Contingent Bonus Payments related to such milestone, if any (B) be entitled to retain all Growth Program Delayed Vesting DSU’s (including any that are subject to a delayed vesting under the terms of that program); (C) all Delayed Cash Contingent Bonus Payments and (D) have the right to be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination.

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If the Employee resigns from the Company without Good Reason, the Employee shall provide written notice to the Company at least ninety (90) days prior to the actual Date of Termination of the Employee’s employment, which ninety (90) day notice period may be waived by the Company in its sole discretion.

(c) Termination Without Cause; Resignation for Good Reason. The Employee’s employment hereunder may also be terminated by the Company at any time for any reason without Cause or by the Employee for “Good Reason”.

For purposes of this Agreement, the Employee shall have “Good Reason” to terminate his employment hereunder upon (i) the Company’s failure to perform its material duties hereunder, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from the Employee; (ii) a material reduction by the Company (without the consent of the Employee, which consent may be revoked at any time) in the Employee’s Base Salary, or substantial reduction in the other benefits provided to the Employee; (iii) the assignment to the Employee of duties inconsistent with the Employee’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Employee’s responsibilities; (iv) a substantial diminution of the Employee’s responsibilities as the Chief Operating Officer of the Company; (v) the relocation of the Employee’s principle place of employment to a location more than thirty-five (35) miles from its current New Jersey location or outside of the New York City metropolitan area; (vi) removal of the Employee from the position of Chief Operating Officer of the Company; (vii) the assignment of duties substantially inconsistent with the Company’s rules, policies or procedures, including without limitation, the Code of Conduct; or (viii) any “Change in Control” of the Company. For purposes of this Agreement, a “Change in Control” shall mean and shall be deemed to have occurred if (A) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, securities representing more than 50% of the voting power of all outstanding voting securities of the Company, or (B) the stockholders of the Company shall approve a complete liquidation or dissolution of the Company (other than for purposes of reforming the entity in another entity or jurisdiction). Notwithstanding the foregoing, a termination shall not be treated as a resignation for Good Reason if the Employee shall have consented in writing to the occurrence of the event giving rise to the claim of resignation for Good Reason.

If the Employee gives notice of his intent to terminate his employment with Good Reason, the Employee shall first provide written notice to the Company, which notice specifically identifies the event or circumstances giving rise to the Good Reason for which the Employee intends to terminate his employment, within ninety (90) days (fifteen (15) days in the event of Change in Control) of when such event or circumstance giving rise to the Good Reason becomes effective or transpires. The notice of Good Reason must give the Company the opportunity to cure and if the Company fails to cure within thirty (30) business days of its receipt of the notice, the Employee’s resignation for Good Reason shall be deemed effective on the thirty-first (31st) business day following such notice from the Employee.

If the Company terminates the Employee’s employment without Cause, the Company shall provide the Employee with at least ninety days’ written notice (which time may be shortened by mutual agreement of the parties) of its intent to terminate this Agreement without Cause.

If the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, in either case effective on or before January 31, 2027, (i) the Employee shall be entitled to receive or retain as the case may be:

(i) all Post-Employment Compensation; and

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(ii) a payment equal to EIGHT HUNDRED THOUSAND DOLLARS ($800,000.00) (less any required deductions or withholding) (such payment as set forth in subsection (v) only, the “Severance. In the event that the Employee is employed by the Company through but not after January 31, 2027 because this Agreement has expired and the Employee’s employment has not been continued after January 31, 2027 on any terms, including resignation by the employee, the Severance will additionally include a pro-rated portion (based on the portion of fiscal year 2027 during which he was employed) of the Employee’s target bonus for fiscal year 2027. As a condition to receiving the Severance, the Employee will be required to execute and deliver a Release Agreement within the Release Execution Period and not revoke the Release Agreement. Subject to Section 13 hereof, the Severance will be paid one-half (1/2) within ten (10) days of the effective date of the Release Agreement (provided that the Release Agreement shall not have been revoked by the Employee prior thereto), and one-half (1/2) in equal payments over the six (6) month period following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates.

4. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be given by hand, by email, or by first class mail, certified or registered with return receipt requested, in each case addressed as follows, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of an email, or immediately upon hand delivery or explicit acknowledgement of receipt:

If to the Company:

IDT Corp

520 Broad Street

Newark, New Jersey 07102

Attn: Chairman of the Board

Email: howard@idt.net

with a copy to:

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Attn: General Counsel

Email: joyce.mason@idt.net

If to the Employee:

Abilio Pereira

104 Canterbury Way

Basking Ridge, NJ 07920

Email: bill.pereira@idt.net

or to such other address or email address as either party may have furnished to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the CEO. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and upon the Employee. The obligations of the Employee shall not be assignable or otherwise transferable.

6. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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8. Non-Disclosure and Non-Competition Agreement. The Employee acknowledges and agrees that the Non-Disclosure and Non-Competition Agreement he previously signed with the Company is in full force and effect. Notwithstanding anything to the contrary contained herein, the remedies provided for in the Non-Disclosure and Non-Competition Agreement are separate and distinct from those provided for in this Agreement and in no event shall such remedies be superseded by any provision contained herein.

9. Entire Agreement. Other than the Company’s Non-Disclosure and Non-Competition Agreement, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

10. Arbitration. In the event of a claim, controversy, or dispute between the Employee and the Company(including, without limitation, its affiliates, officers, representative or agents) arising out of or related to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing (with the exception of disputes arising under the Non-Disclosure and Non-Competition Agreement and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration), the Employee and the Company agree to settle such dispute by means of arbitration pursuant to the Federal Arbitration Act, administered by the American Arbitration Association (“AAA”) in New Jersey or another mutually agreed upon location and conducted in accordance with the AAA’s Employment Arbitration Rules. In such arbitration, a single arbitrator, appointed by the mutual agreement of the Employee and the Company: (i) the arbitrator shall agree to treat all evidence and other information presented by the parties to the same extent as Confidential Information under the Non-Disclosure and Non-Competition Agreement must be held confidential by the Employee, (ii) shall not amend or modify the terms of this Agreement or of any Company policy, and (iii) shall render a decision within ten (10) business days from the later of closing statements or submission of post-hearing briefs by the parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. This requirement to arbitrate disputes means that the Employee and the Company specifically waive any right either party may have to a trial by jury in a court of law, and applies to all claims and demands arising out of or related to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing, including without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, ERISA, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (or other federal or state whistleblower laws) and any rights the Employee may assert under any federal, state, or local laws or regulations applicable to the Employee’s employment with the Company (with the exception of disputes arising under the Non-Disclosure and Non-Competition Agreement set forth in Schedule A and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration). For the avoidance of doubt, the parties acknowledge and agree that the existence of a claim by a party that is not subject to arbitration pursuant to this paragraph shall not impair the enforceability of this paragraph with respect to any other claim brought by that party. Notwithstanding the foregoing, nothing in this paragraph shall be interpreted to mean that you cannot file a charge with the Equal Employment Opportunity Commission and/or the National Labor Relations Board or any comparable federal, state, or local governmental agency.

11. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.

12. Representations. The Employee has been advised to obtain independent counsel to evaluate the terms, conditions, and covenants set forth herein and he has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement, or advice said or offered by the Company or the Company’s counsel in connection herewith.

13. Section 409A. All provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Internal Revenue Code (“Section 409A”). By way of example, and not limitation, it is the intent of the parties that each installment of the Severance shall be designated as a separate payment for all purposes under Section 409A and the first installment of the Severance shall be exempt from the application of Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Notwithstanding the above, if the Company determines that the Severance constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such Severance shall not commence until the Employee incurs a “separation from service” within the meaning of Treasury Regulation §1.409A−1(h) (“Separation from Service”). Moreover, if, at the time of Employee’s Separation from Service, the Employee is a “specified employee” (under Section 409A), the payment of any amount under this Agreement on account of Separation from Service that is deferred compensation subject to the provisions of Section 409A and not otherwise excluded from Section 409A, including, but not limited to, subsequent installments of such Severance shall not be paid until after the earlier of (i) the expiration of the six−month period measured from the date of Employee’s Separation from Service with the Company, or (ii) the date of the Employee’s death (the “409A Suspension Period”).

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IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company has caused this Agreement to be executed by its duly authorized representative, as of the date and year first written above.

IDT Corporation

By:	/s/ Shmuel Jonas
Shmuel Jonas
Chief Executive Officer

EMPLOYEE:

/s/ Abilio Pereira
Abilio Pereira

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